As filed with the Securities and Exchange Commission on October 15, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SYNBIOTICS CORPORATION

(Exact name of registrant as specified in its charter)

California	95-3737816
(State or other jurisdiction incorporation or organization)	(IRS Employer of Identification No.)

11011 Via Frontera San Diego, California	92127
(Address of principal executive offices)	(Zip Code)

1995 STOCK OPTION/STOCK ISSUANCE PLAN

(Full title of the plan)

PAUL R. HAYS

PRESIDENT AND CHIEF OPERATING OFFICER

SYNBIOTICS CORPORATION

11011 VIA FRONTERA, SAN DIEGO, CALIFORNIA 92127

(Name and address of agent for service)

(858) 451-3771

(Telephone number, including area code, of agent for service)

With Copies To:

Hayden J. Trubitt, Esq.

Heller Ehrman White & McAuliffe LLP

4350 La Jolla Village Drive

7th Floor

San Diego, CA 92122

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will thereafter be effected upon option exercises effected and/or stock issuances made under the 1995 Stock Option/Stock Issuance Plan.

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE

Common Stock (under 1995 Stock Option/Stock Issuance Plan)	3,000,000(1)	$0.16	$480,000.00	$38.83

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1995 Stock Option/Stock Issuance Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) and 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sale prices of the Registrant’s Common Stock as reported by the National Association of Securities Dealers, Inc.’s Over The Counter Bulletin Board on October 8, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

Synbiotics Corporation (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2002;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on January 15, 2003, April 23, 2003, and May 13, 2003; and

(d)	The Company’s Registration Statement on Form 8-A filed with the Commission on November 14, 1983 and declared effective on January 13, 1984 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), in which there is described the terms, rights and provisions applicable to the Company’s Common Stock.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

A copy of any of the above documents will be furnished to each participant in the 1995 Stock Option/Stock Issuance Plan, without charge, upon written or oral request to the Corporate Secretary, Synbiotics Corporation, 11011 Via Frontera, San Diego, California 92127, or upon telephoning the Company at (858) 451-3771.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a)	Section 317 of the California Corporations Code (the “CCC”) provides that the Company shall have the power to indemnify any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, against expenses, judgments, fines and amounts incurred in connection with any proceeding to which the person is made a party or threatened to be made a party by reason of the fact that the person was or is acting as the Company’s agent. Indemnification under Section 317 is subject to certain conditions and limitations, and is mandatory in certain circumstances. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

(b)	Article VIII, Section 4 of the Amended and Restated Bylaws of the Company provides that the Company shall have the power to indemnify any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, against expenses, judgments, fines and amounts incurred in connection with any proceeding to which the person is made a party or threatened to be made a party by reason of the fact that the person was or is acting as the Company’s agent. Indemnification under this Section is subject to certain conditions and limitations, and is mandatory in certain circumstances. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

(c)	Article Fifth of the Company’s Restated Articles of Incorporation provides that liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law. Article Sixth of the Company’s Restated Articles of Incorporation further provides that the Company is authorized to indemnify agents (as defined in Section 317 of the CCC) in excess of the indemnification otherwise permitted by Section 317 or the CCC, subject to the limits set forth in Section 204 of the CCC.

(d)	Pursuant to authorization provided under the Restated Articles of Incorporation, the Company has entered into indemnification agreements with its directors and officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by the CCC, as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending an action, suit or proceeding. In order to receive an advance of expenses, the individual must undertake to repay such advance upon a determination that he or she is not entitled to indemnification. The Company’s Amended and Restated Bylaws contain a provision of similar effect relating to advancement of expenses to a director or officer, subject to an undertaking to repay if it is ultimately determined that indemnification is unavailable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Exhibit
4	Instruments defining the rights of shareholders. Reference is made to our Form 8-A registration statement filed with the Commission on November 14, 1983 and declared effective on January 13, 1984 pursuant to Section 12 of the 1934 Act (incorporated into this Registration Statement by reference); our Restated Articles of Incorporation (filed as Exhibit 3.1 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and incorporated herein by reference); our Certificate of Amendment of Articles of Incorporation (filed as Exhibit 3.1.1 to our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998 and incorporated herein by reference); our Certificate of Amendment of Articles of Incorporation (filed as Exhibit 3.1.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated herein by reference); our Amended and Restated Bylaws (filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated herein by reference); and our specimen stock certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-8 filed with the Commission on December 20, 1996 and incorporated herein by reference).

5	Opinion and consent of Heller Ehrman White & McAuliffe LLP.

Exhibit Number	Exhibit
23.1	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 5 of this Registration Statement on Form S-8).

23.2	Consent of Independent Accountants.

24	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

99.1	1995 Stock Option/Stock Issuance Plan, as amended and restated.

99.2	Form of Notice of Grant of Stock Option/Stock Option Agreement. (Incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8, Registration No. 33-61103, filed July 19, 1995.)

ITEM 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) shall not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement.

(b)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 15, 2003.

SYNBIOTICS CORPORATION

By:	/s/ Paul R. Hays

Paul R. Hays President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Hays and Keith A. Butler, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement related to this Registration Statement and filed pursuant to Rule 462 under the 1933 Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Paul R. Hays Paul R. Hays	Chief Operating Officer, President and Director (Principal Executive Officer)	October 15, 2003

/s/ Keith A. Butler Keith A. Butler	Chief Financial Officer and Vice President – Finance (Principal Financial Officer)	October 15, 2003

/s/ Thomas A. Donelan Thomas A. Donelan	Director	October 15, 2003

/s/ Christopher P. Hendy Christopher P. Hendy	Director	October 15, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit

4	Instruments defining the rights of shareholders. Reference is made to our Form 8-A registration statement filed with the Commission on November 14, 1983 and declared effective on January 13, 1984 pursuant to Section 12 of the 1934 Act (incorporated into this Registration Statement by reference); our Restated Articles of Incorporation (filed as Exhibit 3.1 to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and incorporated herein by reference); our Certificate of Amendment of Articles of Incorporation (filed as Exhibit 3.1.1 to our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1998 and incorporated herein by reference); our Certificate of Amendment of Articles of Incorporation (filed as Exhibit 3.1.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated herein by reference); our Amended and Restated Bylaws (filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002 and incorporated herein by reference); and our specimen stock certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-8 filed with the Commission on December 20, 1996 and incorporated herein by reference).

5	Opinion and consent of Heller Ehrman White & McAuliffe LLP.

23.1	Consent of Heller Ehrman White & McAuliffe LLP (contained in Exhibit 5 of this Registration Statement on Form S-8).

23.2	Consent of Independent Accountants.

24	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

99.1	1995 Stock Option/Stock Issuance Plan, as amended and restated.

99.2	Form of Notice of Grant of Stock Option/Stock Option Agreement. (Incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8, Registration No. 33-61103, filed July 19, 1995.)

APPENDIX

The following definitions shall be in effect under the Plan:

A.	Board shall mean the Corporation’s Board of Directors.

B.	Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i)	the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept, or

(ii)	a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

C.	Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company’s incorporation,

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, or

(iii)	any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger.

D.	Corporation shall mean Synbiotics Corporation, a California corporation.

E.	Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

F.	Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)	If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

A-1.

(ii)	If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)	If the Common Stock is at the time not traded on the Nasdaq National Market or listed on any stock exchange, then the Fair Market Value shall be determined according to whatever method is from time to time approved in good faith by the Board.

G.	Hostile Take-Over shall mean a change in ownership of the Corporation effected through acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

H.	Incentive Option shall mean an option which satisfies the requirements of Internal Revenue Code Section 422.

I.	Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i)	such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii)	such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and any non-discretionary and objective-standard incentive payment or bonus award) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

J.	Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

K.	Non-Statutory Option shall mean an option which is not an Incentive Option.

L.	Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

M.	Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

N.	Predecessor Plan shall mean, collectively, the Corporation’s existing 1986 Stock Option Plan, 1987 Stock Option Plan, 1988 Stock Option Plan, 1991 Stock Option Plan, 1994 Stock Option Plan, 1996 Stock Option Plan and 1998 Stock Option Plan.

A-2.

O.	Service shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

P.	Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Q.	Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.

A-3.